Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated February 3, 2004, with respect to note 3, March 16, 2004 relating to our audit of financial statements as of and for the year ended December 31, 2003 and 2002 and to each of the years in the three year period ended December 31, 2003, in Amendment No. 1 to the Registration Statement (Form S-11) (No. 333-114072) and related Prospectus of Intervest Mortgage Corporation for the registration of $11,500,000 of subordinated debentures.


Eisner LLP

New York, New York
June 2, 2004